Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Aethlon Medical, Inc.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.001 par value per share	(1)	Other	100,000	$2.02	$202,000.00	0.0001381	$27.89

Total Offering Amounts:						$202,000.00		27.89
Total Fee Offsets:								0.00
Net Fee Due:								$27.89

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Offering Note(s)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933 (the “Securities Act”), this Registration Statement on Form S-8 (the “Registration Statement”) also covers an indeterminate number of additional shares of Common Stock of Aethlon Medical, Inc. (the “Company”) that may be offered and issued under the Company’s 2020 Equity Incentive Plan (the “Plan”) to prevent dilution resulting from stock splits, stock distributions or similar transactions.

Represents 100,000 additional shares of Common Stock authorized for issuance under the Company's 2020 Equity Incentive Plan, as amended.

Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low sale prices of the Company's common stock as reported on The Nasdaq Capital Market on June 5, 2026, which is within five business days prior to filing.